Exhibit 99.1

GrowGeneration Invests in Total Grow Control

GrowGeneration Continues To Expand Controlled Environment Agriculture Offerings for Commercial Growers  to use Automation and Data to Optimize their Grow Operations

DENVER, Oct. 19, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced a strategic investment in Total Grow Control, a Houston-based controlled environment agriculture (CEA) engineering and manufacturing company specializing in facility design, nutrient delivery systems, water filtration solutions, and a complete integrated  control platform operated from a cloud-based user interface.. As part of the transaction, GrowGen has the right to exercise an option to purchase 100% of the assets of Total Grow Control. Total Grow Control’s programmable control systems and software help growers automate their operations for efficiency, consistency, and uniformity. Total Grow Control’s signature offering, the Eden Environmental Control System, offers a comprehensive and easy-to-use customer interface that communicates with new and existing atmospheric controls and lighting systems.

“More than ever, commercial growers are turning to technology to streamline and optimize their operations,” said Darren Lampert, GrowGeneration’s CEO. “Total Grow Control’s plug and play systems and software, nutrient delivery systems, and water filtration solutions are unmatched, which is why they’re the perfect complement to GrowGen’s complete commercial cultivation outfitting offerings. We’ll continue to acquire best-in-class technology and platforms as we build out our commercial services and offerings.”

Founder and CEO, Derek Oxford stated, “Total Grow Control is excited to partner with GrowGeneration to offer the benefits of automation for all of GrowGeneration’s customers. GrowGeneration’s size and diverse customer base is just what Total Grow Control needs to offer solutions to a wide variety of growers.  Our joint efforts will help all types of growers create efficient, uniform outcomes while saving needed resources.”

With Total Grow Control, an important part of GrowGen’s commercial operations, GrowGen’s customers will be able to use control systems and software to help automate and attain high efficiencies, consistency, and uniformity. Centralized automated systems collect multiple data points on every aspect of the grow cycle that can be stored, retrieved, and analyzed in an iterative process. This information can be used to produce uniform yields while reducing costs. The interpretation and the use of data in future production cycles have been developed with one mission in mind: to assist our customers in achieving the highest quality, consistency, and yield at the lowest possible cost.

Based in Houston TX since its founding in 2020, Total Grow Control’s PLC systems control temperature, humidity and lighting remotely, while also collecting data trends to duplicate conditions. “Eden”, Total Grow Control’s complete ecosystem control and monitoring system, offers a comprehensive and easy to use customer interface that communicates not only with the Eden system but also with growers existing atmospheric controls and lighting systems. Eden has remote access capability and distributive architecture to provide a superior solution in the industry.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 63 stores, which include 24 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

About Total Grow Control

Total Grow Control offers highly reliable Nutrient Delivery with Industrial grade PLC controls and software. Our systems help attain the greatest efficiencies for all size growers. We provide complete ecosystem control and monitoring and a comprehensive easy to use customer interface with full remote control and monitoring capabilities. Total Grow Control manufactures in Houston, TX with a goal to provide higher efficiencies and unparalleled customer support.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

Connect:
Website: www.GrowGeneration.com
Instagram: growgen
Facebook: GrowGenerationCorp
Twitter: @GrowGenCorp

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com